Exhibit 10.58

August 10, 2017

CURO FINANCIAL TECHNOLOGIES CORP. (the “Company”)

SPECIAL BONUS NOTICE

On or about August 10, 2017, our parent company CURO Group Holdings Corp. (“Holdings”) paid a dividend in the amount of $8.07 per share to its holders of common stock. While there is no requirement to pay a dividend in respect of the stock options issued to you by Holdings (as the options have not been exercised) and you are not otherwise entitled to receive the bonuses set forth herein pursuant to such stock options, subject to the terms and conditions set forth herein, we have determined to pay to you the bonuses set forth herein as discretionary compensation in recognition of your dedication and commitment to the Company. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in that certain Stock Option Agreement(s), between you and Holdings, entered into as of the date hereof (the “Stock Option Agreement(s)”).

BONUSES

Initial Bonus. Following the date upon which you return an executed copy of this Special Bonus Notice, the Company will pay or cause to be paid to you a bonus (the “Initial Bonus”) equal to (a) the number of Vested Optioned Shares under the Stock Option Agreement(s) on the date hereof (as set forth in the chart below) multiplied by (b) $ 8.07 per share (the “Per Share Amount”).

Quarterly Bonuses for 2017-2022 Calendar Years. If you have any Unvested Optioned Shares as of the date hereof and remain employed with the Company or any of its subsidiaries on the last day of each calendar quarter during each of 2017, 2018, 2019, 2020, 2021, and 2022 commencing with the first calendar quarter ending after the date hereof (each, a “Quarterly Payment Date”), the Company will cause its subsidiary to pay to you a bonus for each such calendar quarter (each, a “Quarterly Bonus”) equal to the Quarterly Payment Amount. The term “Quarterly Payment Amount” means, for each applicable calendar quarter, (i) the number of Unvested Optioned Shares under the Stock Option Agreement(s) that become Vested Option Shares pursuant to the Stock Option Agreement(s) during the calendar quarter, in each case, other than due to a Disposition Event, multiplied by (ii) the Per Share Amount (as may be equitably adjusted by the Company for any recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar event affecting the outstanding shares of Common Stock of the Company). Quarterly Bonuses will be paid to you upon or within ten (10) business days following the applicable Quarterly Payment Date.

Disposition Event Bonus. If you have any Unvested Optioned Shares as of the date hereof and remain employed with the Company or any of its subsidiaries on the date on which the first Disposition Event is consummated after the date hereof (such date, the “Disposition Event Payment Date”), the Company will pay or cause to be paid to you a bonus (the “DE Bonus”) equal to the DE Payment Amount. The term “DE Payment Amount” means (i) the number of Unvested Optioned Shares under the Stock Option Agreement(s) which become Vested Option Shares solely as a result of the Disposition Event multiplied by (ii) the Per Share Amount (as may be equitably adjusted by the Company for any recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar event affecting the outstanding shares of Common Stock of the Company). Subject to the terms hereof, the DE Bonus will be paid to you upon or within ten (10) business days following the Disposition Event whereupon the Company’s undertakings hereunder shall be terminated and discharged in full.

OTHER TERMS

In all cases, each bonus shall be subject to reduction for applicable federal, state and local tax or other withholdings made by the Company or its subsidiary in the ordinary course. As a condition to the payment of any DE Bonus in connection with a Disposition Event, the Company or its subsidiary may require you to provide reasonable cooperation and assistance in connection with a Disposition Event and/or to satisfy other reasonable requirements in respect of the payment of the DE Bonus (including, without limitation, the execution and delivery by you (prior to a specified date) of a release of claims against the Company and its affiliates in a form to be determined by the Company).

Notwithstanding the payment dates specified above for the bonuses payable pursuant to this Special Bonus Notice in respect of the 2017 calendar year, such bonuses shall be deferred pursuant to the Company’s Nonqualified Deferred Compensation Plan if and to the extent you have validly elected to defer your Bonus Compensation in respect of the 2017 calendar year thereunder.

All determinations related to the calculation of, conditions to the payment of, and your eligibility to receive any bonus in accordance herewith, or any adjustments contemplated hereby, will be made by the Company in its discretion, in good faith, and all such determinations shall be final, binding and conclusive. The terms of this notice shall not be deemed to amend, supplement or modify in any way the terms and conditions of your Stock Option Agreement(s) with the Company. The Company’s undertakings hereunder shall terminate in full upon any termination of your employment for any reason. This Special Bonus Notice embodies the complete agreement and understanding among you, the Company with respect to the subject matter hereof and supersedes any prior understandings, agreements, communications or representations by or among the parties, written or oral, relating in any way to the subject matter hereof.

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Please acknowledge your agreement to the terms and conditions set forth in this Special Bonus Notice by returning a copy executed by you where indicated below to Vin Thomas NO LATER THAN 5:00 p.m. CST ON August 30, 2017. The Company and its subsidiaries shall have no obligations to pay bonuses hereunder if you have not returned your executed copy of this notice prior to such time.

Name:

Date:

NAME	VESTED OPTIONED SHARES AS OF DATE HEREOF		UNVESTED OPTIONED SHARES AS OF DATE HEREOF		INITIAL BONUS
[ ]	[	]	[	]	$	[	]